Exhibit 99.1

David Rawlinson and QVC Group, Inc. Agree to New Three-Year Deal

Rawlinson’s term as President and CEO extended through December 31, 2027.

ENGLEWOOD, Co. (Friday, Feb. 28, 2025) – QVC Group, Inc. and David Rawlinson have reached a new agreement that would extend his term as President and CEO through December 31, 2027.

“I have been honored to serve as President and CEO of QVC Group and I am excited about the opportunity ahead for the company. Over the last three years, the team has successfully navigated a tragic fire, post-COVID retrenchment, and significant levels of cord-cutting, and still driven bottom-line results,” Rawlinson said. “Now, we can take a more nimble and more profitable QVC Group and target a return to growth. As shopping grows quickly on social and streaming platforms, we are well positioned to use our exceptional content creation and selling capabilities to capture market share. We still believe retail can be joyful and human.”

Through the WIN growth strategy, QVC GroupSM will build on its proud legacy in TV and become a live social shopping company by accelerating its already-successful efforts in social and streaming. The strategy is grounded in three priorities:

•	Wherever She Shops: Drive live shopping content to everywhere she spends her time
•	Inspiring People and Products: Create the world’s leading live social shopping content engine, inspiring human connection with incredible finds
•	New Ways of Working: Lean into technology and continuous improvement to fund expansion onto new platforms and into new audiences

“During David’s tenure, he has continued to lead with confidence and great vision, successfully architecting and delivering the company’s multiyear Project Athens initiative, which improved our profitability despite a challenging macro environment,” said Greg Maffei, Executive Chairman, QVC Group, Inc. “The Board and I are confident he can lead QVC Group through its next chapter as we focus on growth and transforming into a live social shopping company.”

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About QVC Group

QVC GroupSM is a live social shopping company that redefines the shopping experience through video-driven commerce on every screen, from smartphones and tablets to laptops and TVs. QVC Group brings innovative products, compelling content, and unforgettable moments to millions of shoppers worldwide via social platforms, streaming apps, ecommerce sites and TV channels, making every screen a doorway to discovery, delight and community.

QVC Group reaches more than 200 million homes worldwide via 15 television channels, which are widely available on cable/satellite TV, free over-the-air TV, and FAST and other digital livestreaming TV. The retailer also reaches millions of customers via its QVC+ and HSN+ streaming experience, Facebook, Instagram, TikTok, YouTube, Pinterest, websites, mobile apps, print catalogs, and in-store destinations.

QVC Group, Inc. (NASDAQ: QVCGA, QVCGB, QVCGP) is a Fortune 500 company with six leading retail brands – QVC®, HSN®, Ballard Designs®, Frontgate®, Garnet Hill® and Grandin Road® – and other minority interests. Headquartered in West Chester, Pa., QVC Group has team members in the U.S., the U.K., Germany, Japan, Italy, Poland and China. For more information, visit qvcgrp.com or follow QVC Group on YouTube or LinkedIn.